Filed pursuant to Rule 433
April 6, 2006

Relating to
Pricing Supplement No. 44 dated April 6, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G

Euro Floating Rate Senior Bearer Notes Due April 13, 2016

Issuer:	Morgan Stanley
Principal Amount:	€1,250,000,000
Maturity Date:	April 13, 2016
Trade Date:	April 6, 2006
Original Issue Date (Settlement):	April 13, 2006
Interest Accrual Date:	April 13, 2006
Redemption at Maturity:	100%
Issue Price (Price to Public):	99.742%
Agent’s Commission:	0.45%
All-in Price:	99.292%
Net Proceeds to Issuer:	€1,241,150,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.40%
Index Maturity:	Three months
Index Currency:	Euro (“€”)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 13, April 13, July 13 and October 13, commencing July 13, 2006
Initial Interest Rate:	The Base Rate plus the Spread; to be determined on the second TARGET Settlement Day prior to the Original Issue Date
Initial Interest Reset Date:	July 13, 2006
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	The second TARGET Settlement Day immediately preceding each Interest Reset Date
Day Count Convention:	Actual/360
Specified Currency:	Euro
Denominations:	Euro 50,000 and multiples of Euro 1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
ISIN:	XS0250971222
Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and the agents named in the pricing supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Prospectus Dated January 25, 2006
Prospectus Supplement Dated January 25, 2006